ADVANCED EMISSIONS SOLUTIONS, INC.
CERTIFICATE OF ELIMINATION
OF THE
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
Pursuant to Section 151(g) of the General Corporation Law
of the State of Delaware
Advanced Emissions Solutions, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:
1.    Pursuant to the authority conferred upon the Company's Board of Directors (the "Board") by the Second Amended and Restated Certificate of Incorporation of the Company, and pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), on May 5, 2017, the Company’s Board adopted the following resolutions respecting the Company’s Series A Junior Participating Preferred Stock, which resolutions have not been amended or rescinded:
WHEREAS, on February 1, 2015, the Board adopted a resolution designating a series of Fifty Thousand (50,000) shares of Series A Junior Participating Preferred Stock (the “Series A Junior Participating Preferred Stock”);
WHEREAS, no shares of Series A Junior Participating Preferred Stock are currently issued or outstanding, and none will be issued subsequent to the certificate of designation previously filed with respect thereto; and
WHEREAS, the Board deems it advisable and in the best interest of the Company and its shareholders to eliminate the Series A Junior Participating Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that each of the officers of the Company be, and each of them hereby is, authorized and directed to take any and all actions as such officers deem necessary and appropriate to eliminate the Series A Junior Participating Preferred Stock and to file or cause to be filed a Certificate of Elimination of the Series A Junior Participating Preferred Stock (the “Certificate of Elimination”), thereby eliminating the Series A Junior Participating Preferred Stock with the Secretary of State of the State of Delaware.

2.    In accordance with Section 151(g) of the DGCL, all matters set forth in the previously filed Certificate of Designation, Preferences, and Rights with respect to the Series A Junior Participating Preferred Stock are hereby eliminated.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by Greg Marken, in his capacity as the Authorized Officer, this 5th day of May, 2017.

ADVANCED EMISSIONS SOLUTIONS, INC.

By:	/s/ Greg Marken